FOR:	International Speedway Corporation
CONTACT:	Wes Harris Senior Director, Corporate and Investor Communications (386) 947-6465

FOR IMMEDIATE RELEASE
INTERNATIONAL SPEEDWAY REPORTS RECORD REVENUES FOR THE FOURTH QUARTER AND FULL YEAR OF FISCAL 2006

DAYTONA BEACH, Fla. - January 25, 2007 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) ("ISC") today reported results for the fiscal fourth quarter and full year ended November 30, 2006.

"Fiscal 2006 was another successful year for the Company, anchored by a strong fourth quarter," said ISC President Lesa France Kennedy. "Increased television broadcast rights, sponsorship and hospitality revenues resulted in record top-line results for the quarter. Consumer demand also remained solid, evidenced by sellouts at five of our last seven NASCAR NEXTEL Cup events of the year."

Fourth Quarter Comparison

Total revenues for the fourth quarter increased to $253.5 million, compared to revenues of $236.7 million in the prior-year period. Operating income was $16.7 million compared to $90.5 million in the fourth quarter of fiscal 2005. Impacting year-over-year comparability are pre-tax, non-cash charges of $87.1 million, or $1.04 per diluted share after tax, for the impairment of long-lived assets. These impairments are substantially related to the Company's decision to discontinue its speedway development project on Staten Island. Results were further impacted by an IRL IndyCar Series event at Watkins Glen International (conducted in the third quarter of 2006 versus the fourth quarter of 2005), an IRL IndyCar Series event at California Speedway in 2005 that was not held in 2006, and increased litigation expenses.

Net income for the fiscal 2006 fourth quarter was $7.8 million, or $0.15 per diluted share, which includes pre-tax expenses of approximately $1.5 million, or $0.02 per diluted share, related to the Company's defense in the Kentucky litigation, and $750,000, or $0.01 per diluted share after tax, related to the dismantling and transfer of grandstand seating structures from Nazareth Speedway to Michigan International Speedway.

Excluding the aforementioned impairment charges, net income for the 2006 fourth quarter was $63.2 million, or $1.19 per diluted share. Net income for the three months ended November 30, 2005 was $55.0 million, or $1.03 per diluted share.

Full Year Comparison

For the twelve months ended November 30, 2006, total revenues increased to $798.4 million from $740.1 million in 2005. Operating income for the twelve-month period was $199.2 million compared to $265.3 million in the prior year. Results for 2006 were primarily impacted by the aforementioned pre-tax, non-cash charges of $87.1 million, or $1.04 per diluted share after tax, for the impairment of long-lived assets.

Net income was $116.8 million, or $2.19 per diluted share, in 2006, which includes a pre-tax expense of $5.5 million, or $0.06 per diluted share, related to the Company's defense in the Kentucky litigation. Excluding the aforementioned impairment charges, net income for fiscal 2006 was $172.2 million, or $3.23 per diluted share. Net income for the twelve months ended November 30, 2005 was $159.4 million, or $2.99 per diluted share.

GAAP to Non-GAAP Reconciliation

The following financial information is presented below using other than generally accepted accounting principles ("non-GAAP"), and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.

The adjustment relates to the impairment of long-lived assets in the fourth quarter. These impairments are substantially related to the previously announced decision by the Company to discontinue pursuit of a speedway development project on Staten Island. The Company believes such non-GAAP information is useful and meaningful to investors, and is used by investors and ISC to assess core operations.

This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP.

2006 Fourth Quarter Highlights

An overview of the significant major event weekends held in the fourth quarter of 2006 includes:

  California hosted an exciting weekend of NASCAR NEXTEL Cup and Busch series racing, anchored by the Sony HD 500. The weekend was also highlighted by the debut of California's Opportunity, California FanZone and Wolfgang Puck's Apex, a high-end eatery featuring cuisine by the world renowned chef.
  Richmond International Raceway hosted another successful NEXTEL Cup and Busch weekend in September, highlighted by its 30th consecutive sellout for the NEXTEL Cup Chevy Rock and Roll 400. Richmond also posted increased attendance for the Emerson 250 NASCAR Busch Series race.
  Chicagoland Speedway hosted the IRL IndyCar Series finale weekend, which was sold-out as part of the facility's season ticket package.
  Kansas Speedway hosted a successful and sold-out weekend of NEXTEL Cup and Busch series racing. Tony Stewart took the checkered flag for the Banquet 400, despite running out of fuel on the final lap of the race.
  Talladega Superspeedway held a successful event weekend in early October, featuring the inaugural NASCAR Craftsman Truck Series John Deere 250, which was realigned from Richmond in 2006. Attendance for both weekend events was very strong, and the NEXTEL Cup UAW Ford 500 drew one of the largest crowds in recent years. The weekend also featured the debut of Talladega's newly repaved racing surface, which resulted in outstanding on-track competition.
  Martinsville Speedway hosted a successful Craftsman Truck and NEXTEL Cup weekend, posting its second NEXTEL Cup sellout of the year for the Subway 500. Jimmie Johnson captured the checkered flag to begin his drive to ultimately become the 2006 NASCAR NEXTEL Cup Champion.
  Phoenix International Raceway hosted a very successful weekend of Craftsman Truck, Busch and NEXTEL Cup series racing in early November, highlighted by a sold-out crowd for the Checker Auto Parts 500. The facility's support events also posted increased attendance over the prior year. Kevin Harvick held off Jimmie Johnson to complete his 2006 sweep at Phoenix.
  Homestead-Miami Speedway closed out the 2006 racing season with the highly successful NASCAR Ford Championship weekend. Attendance increased for both the Ford 200 Craftsman Truck and Ford 300 Busch series races. In addition, demand for NEXTEL Cup Ford 400 was strong, with the race posting a near five-month advanced sellout. As a result, an additional 4,000 temporary grandstand seats were installed behind Turn 4, which were sold as well.

The Company's results were also driven by increased corporate marketing partner spending. For the full year, partner spending for the Company's events, including sponsorship and hospitality, grew at a double-digit rate as compared to the prior year. Fueling this increase were several significant official status agreements with Anheuser Busch, Bank of America, Unilever, and others. In addition, the Company sold its entire inventory of NASCAR NEXTEL Cup and Busch race entitlements for 2006.

"Corporate marketers continue to recognize the significant business-building opportunities that exist in motorsports," continued Ms. France Kennedy. "These advertisers increasingly choose to partner with ISC because of our nationwide footprint of premier events and facilities, as well as our significant attention to partnership management. We work closely with our partners to help them realize the highest possible return on their investments. In addition, we will continue to leverage all of our assets to drive future growth in sponsor-related revenue."

Recent Developments

The Company continues to make progress on its development efforts. In the state of Washington, ISC expects the necessary legislation, which creates the public funding mechanism for the project, to be introduced into the 2007 State Legislative Session within the next few weeks. The Company has been working closely with state legislators to secure sponsors for the bill and believes it has assembled a strong team of supporters. The 2007 Session is scheduled to run through April 2007, with the potential for extension into May. ISC is optimistic for the passage of the legislation, and looks forward to racing in Washington by 2011.

In the New York metropolitan area, ISC continues to search for a suitable site for a potential speedway development. The Company continues to believe that a premier facility in the nation's number one media market represents a significant long-term opportunity. In addition, ISC is also evaluating alternative strategies for the 676 acres currently owned on Staten Island, including sale of the acreage in parcels or as a whole, or its potential development with a third party. ISC believes the acreage, which represents the largest undeveloped parcel of land in the five boroughs of New York City, will be valued in excess of $100 million once it is filled and ready to sell in the next couple of years.

Regarding the civil action filed in July 2005 by the Kentucky Speedway, LLC, against NASCAR and ISC, the Company is moving forward with discovery and proceeding with preparation of its defense. As previously discussed, legal expenses for fiscal 2006 related to the litigation were $5.5 million, or $0.06 per diluted share. The Company anticipates incurring legal expenses in fiscal 2007 of between $3.5 million and $4.5 million, or a $0.04 to $0.05 per diluted share reduction in earnings. Based on evidentiary materials reviewed to date, the Company maintains the lawsuit is without merit and intends to continue to vigorously defend itself.

The Company is also proceeding with its previously announced acquisition of Raceway Associates, LLC, owner and operator of Chicagoland Speedway and Route 66 Raceway in Joliet, Illinois. The acquisition remains on track to close by February 28, 2007.

Outlook

Speedweeks 2007 kicks off on January 27 with the 45th running of the Grand Am Rolex 24 at Daytona. Both FOX and SPEED Channel will air a total of 15 hours of live coverage, marking the first ever network broadcast of the country's premier endurance race. SPEED will also air the Craftsman Truck Series Chevy Silverado HD 250 from Daytona. Speedweeks culminates with the 49th annual Daytona 500, the Great American Race. FOX and SPEED have partnered to broadcast the NEXTEL Cup Budweiser Shootout, Gatorade Duel at Daytona and the Daytona 500. ESPN2 will begin its NASCAR coverage by broadcasting the Orbitz 300 Busch race during Speedweeks.

ISC reiterates its prior financial estimates for the 2007 full fiscal year of revenues between $755 and $775 million, and net income of $3.05 to $3.15 per diluted share. In addition, the Company expects first quarter earnings before interest, taxes, depreciation and amortization ("EBITDA")1 and operating margins to range from 44 to 45 percent and 36 to 37 percent, respectively. It is important to note that the full year guidance does not include the consolidated results of Chicagoland Speedway and Route 66 Raceway. Upon the close of the transactions, the Company will update its financial outlook for fiscal 2007.

"We eagerly await the start of the 2007 race season and the 49th running of the Daytona 500," concluded Ms. France Kennedy. "Our sound consumer and corporate marketing initiatives will help drive increased corporate partner and attendance-related revenue for the long-term. We will also continue to capitalize on our internal and external growth initiatives to help further drive the popularity of NASCAR racing throughout North America. In addition, several significant industry developments, including ESPN's return to NASCAR, the Car of Tomorrow and the entry of Toyota into the NASCAR NEXTEL Cup and Busch series, are expected to continue expanding the sport's popularity, further raising awareness among fans and media. We are excited about the future prospects for the Company, and remain committed to growing shareholder value."

1. EBITDA is a non-GAAP financial measure used by the Company as an important indicator of its operating margin.

Conference Call Details

The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free 888-562-3356 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 8340788. A live Webcast will also be available at that time on the Company's Web site, www.iscmotorsports.com, under the "Investor Relations" section.

A replay will be available one hour after the end of the call through midnight Thursday, February 1, 2007. To access, dial toll free 877-519-4471 and enter the code 8340788, or visit the "Investor Relations" section of the Company's Web site.

International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 11 of the nation's major motorsports entertainment facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; Martinsville Speedway in Virginia; Darlington Raceway in South Carolina; and Watkins Glen International in New York.

Other motorsports entertainment facility ownership includes an indirect 37.5 percent interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois. In addition, ISC is a limited partner with Group Motorise International in the organization and promotion of certain events at Circuit Gilles Villeneuve in Montreal, Canada.

The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name "Americrown." In addition, ISC has an indirect 50 percent interest in a business called Motorsports Authentics, which markets and distributes motorsports-related merchandise licensed by certain competitors in NASCAR racing and other sports. For more information, visit the Company's Web site at www.iscmotorsports.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	November 30, 2005	November 30, 2006
ASSETS		
Current Assets:		
Cash and cash equivalents	$ 130,758	$ 59,681
Short-term investments	8,200	78,000
Receivables, less allowance of $1,500 in 2005 and $1,000 in 2006	45,557	52,699
Inventories	6,528	3,976
Deferred income taxes	-	995
Prepaid expenses and other current assets	6,335	8,251
Total Current Assets	197,378	203,602
Property and Equipment, net	1,178,682	1,157,313
Other Assets:		
Equity investments	51,160	175,915
Intangible assets, net	149,464	149,314
Goodwill	99,507	99,507
Deposits with Internal Revenue Service	96,913	110,813
Other	23,965	25,595
	421,009	561,144
Total Assets	$ 1,797,069	$ 1,922,059
LIABILITIES AND SHAREHOLDERS' EQUITY		
Current Liabilities:		
Current portion of long-term debt	$ 635	$ 770
Accounts payable	19,274	29,577
Deferred income	123,870	124,254
Income taxes payable	20,067	22,477
Other current liabilities	18,645	19,226
Total Current Liabilities	182,491	196,304
Long-Term Debt	368,387	367,324
Deferred Income Taxes	194,825	191,642
Long-Term Deferred Income	11,342	10,808
Other Long-Term Liabilities	69	866
Commitments and Contingencies	-	-
Shareholders' Equity:		
Class A Common Stock, $.01 par value, 80,000,000 shares authorized; 29,215,778 and 31,078,307 issued and outstanding in 2005 and 2006, respectively	292	311
Class B Common Stock, $.01 par value, 40,000,000 shares authorized; 23,928,058 and 22,100,263 issued and outstanding in 2005 and 2006, respectively	239	221
Additional paid-in capital	695,658	698,396
Retained earnings	343,766	456,187
Total Shareholders' Equity	1,039,955	1,155,115
Total Liabilities and Shareholders' Equity	$ 1,797,069	$ 1,922,059

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Year Ended	
	November 30, 2005	November 30, 2006
OPERATING ACTIVITIES		
Net income	$ 159,361	$ 116,804
Adjustments to reconcile net income to net cash provided by operating activities:		
Depreciation and amortization	50,893	56,833
Stock-based compensation	1,953	2,700
Amortization of financing costs	569	538
Deferred income taxes	29,208	(4,178)
Income from equity investments	(3,516)	(318)
Impairment of long-lived assets	-	87,084
Excess tax benefits relating to stock-based compensation	-	(185)
Other, net	(248)	23
Changes in operating assets and liabilities:		
Receivables, net	7,304	(7,142)
Inventories, prepaid expenses and other assets	(644)	336
Deposits with Internal Revenue Service	(96,913)	(13,900)
Accounts payable and other liabilities	(5,359)	345
Deferred income	9,191	(150)
Income taxes	(5,027)	2,607
Net cash provided by operating activities	146,772	241,397
INVESTING ACTIVITIES		
Capital expenditures	(248,850)	(110,374)
Proceeds from asset disposals	31	182
Acquisition of business	(12,660)	-
Purchase of equity investments	(11,642)	(124,565)
Proceeds from short-term investments	430,950	80,855
Purchases of short-term investments	(324,150)	(150,655)
Advance to affiliate	-	(3,000)
Proceeds from affiliate	487	128
Other, net	(377)	314
Net cash used in investing activities	(166,211)	(307,115)
FINANCING ACTIVITIES		
Proceeds under credit facility	-	80,000
Payments under credit facility	-	(80,000)
Payment of long-term debt	(7,505)	(635)
Deferred financing fees	(10)	(368)
Cash dividends paid	(3,199)	(4,270)
Reacquisition of previously issued common stock	(511)	(460)
Exercise of Class A common stock options	444	189
Excess tax benefits relating to stock-based compensation	-	185
Net cash used in financing activities	(10,781)	(5,359)
Net decrease in cash and cash equivalents	(30,220)	(71,077)
Cash and cash equivalents at beginning of year	160,978	130,758
Cash and cash equivalents at end of year	$ 130,758	$ 59,681

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